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INVEST
IN LIQUID
SECURITIES

# "Invest In Liquid Securities"

Outperformed The S&P by **68% Over The Last 10 Years!**

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Investing in cask premium whiskey has been around for centuries, but only to a select few.

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Raising Stakes Media LLC is not a broker-dealer or investment adviser. Raising Stakes Media is not a law firm, valuation service, underwriter, broker-dealer or crowdfunding portal and we do not engage in any activities requiring any such registration. We do not provide advice on investments. We do not structure transactions. Potential investors should consult their own legal, tax and investment advisors. Past performance is no guarantee of future results. Any historical returns, expected returns, or probability projections may not reflect actual future performance. All securities involve risk and may result in partial or total loss. Nothing on this website shall constitute an offer to sell, or a solicitation of an offer to subscribe for or buy, any securities to any person in any jurisdiction to whom or in which such offer or solicitation is unlawful. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM: Spirits Capital Corporation (949) 574-0355 100 Bayview Circle Suite 4100 Newport Beach, CA 92660 Raising Stakes Media LLC is compensated by the companies whose offerings it assists in marketing. Pursuant to an agreement dated 08/12/2022, Spirits Capital Corp paid us fifty-three thousand seven hundred fifty dollars in cash and a total of zero dollars in warrants. That agreement terminates on when lead service has been completely rendered